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Press Release


For:           United Community Bancorp (Catawba Valley Bank, First Gaston Bank,
               Northwestern Bank)
Release Date:  Immediate
Contact:       Steve Aaron, 828.431.2300


United Community Bancorp Reports First Quarter Earnings
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         HICKORY - United Community Bancorp reported earnings of $1.193 million during the first quarter of 2003, an increase of $356,506 over the same period last year.
         United Community Bancorp is the holding company for Catawba Valley Bank, First Gaston Bank, and Northwestern Bank (a division of Catawba Valley
Bank). Those community banks cover 15 branches in six counties north and west of Charlotte.
         Combined assets for the quarter ending March 31, 2003 were $570.4 million, an increase of $16.5 million over the December 31, 2002 (year-end) report.
         The banks showed increases in key areas over the first quarter of last year, including net loans ($425.9 million as of March 31, 2003) and deposits ($456.8 million as of March 31, 2003).
         Net income per share was down slightly, from $0.30 on March 31, 2002 to $0.29 on March 31, 2003, due to additional shares being issued following Catawba Valley Bank's acquisition of Northwestern Bank, as well as merger-related expenses. Gains in operating efficiencies due to the merger will be recognized throughout the year.
         "Our earnings are up and our performance exceeds many of our peer banks," United Community Bancorp president Steve Aaron said. "We are satisfied with the progress in our merger with Northwestern Bank, and we continue to carry creative new products and services to those markets. We are seeing, even after just one quarter, a substantial increase in transactions."
         Aaron added that the continued compression of interest margins for banks affects earnings, yet profits are enhanced through better operating efficiencies and a continued increase in non-interest income. Additionally, mortgage activity remains strong.
         Catawba Valley Bank has four offices in Catawba County, with two additional offices under construction in Iredell County planned for openings in late summer. First Gaston Bank has five offices, all in Gaston County. Northwestern Bank has six offices in Wilkes, Alexander, Watauga, and Ashe Counties.
         United Community Bancorp will change its holding company name to Integrity Financial Corp following the annual meeting for stockholders on April 29.
         For more information about the bank stock, currently listed on the NASDAQ under the symbol UCBB, or the banks individually, call the stockholder relations office at 888-894-2483 or 828-431-2300.


                                                                  April 21, 2003